ION Earnings Call – Q4 2016 Earnings Call Presentation February 9, 2017

Corporate Participants and Contact Information CONTACT INFORMATION If you have technical problems during the call, please contact DENNARD–LASCAR Associates at 713 529 6600. If you would like to view a replay of today's call, it will be available via webcast in the Investor Relations section of the Company's website at www.iongeo.com for approximately 12 months. BRIAN HANSON President and Chief Executive Officer STEVE BATE Executive Vice President and Chief Financial Officer 2

Forward-Looking Statements The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission. 3

Revenues $M 4 • Revenues of $35M • Down 54% compared to Q4-15 • Adjusted net loss of $(12)M versus $(6)M net loss in Q4-15 • Generated $16M of cash (excluding special items*) versus $(3)M in Q4-15 • Generated break-even cash flows for FY 2016 excluding patent litigation payment and cash used on our Q2 bond exchange • FY 2016 cash flow break-even demonstrates we have rightsized our business ION Q4-16 Financial Highlights (0.51) (0.99) $(1.25) $(1.00) $(0.75) $(0.50) $(0.25) $- Adjusted EPS Q4-15 Q4-16 (6) (12) $(14) $(12) $(10) $(8) $(6) $(4) $(2) $- Adjusted Net Income (Loss) Q4-15 Q4-16 $(5.0) $- $5.0 $10.0 $15.0 $20.0 Cash Activity* $M Q4-15 (3) Q4-16* 77 79 35 $- $10 $20 $30 $40 $50 $60 $70 $80 $90 Q4-15 Q3-16 Q4-16 16 Q4-16 excludes patent litigation and repayments on revolver *

ION Q4-16 Highlights  Closed a significant amount of new deals related to our 3D multi-client Campeche reimaging program in partnership with Schlumberger  Increased backlog $15M to $34M at year-end, up from $19M at year-end 2015 5 Overall E&P Technology & Services Segment E&P Operations Optimization Segment  Completed 22 deployments total of our simultaneous operations management software, Marlin, and continue to receive great client feedback  Very positive customer feedback on the unprecedented turnaround time and imaging improvement in our 3D multi- client program  Imaging Services group remains close to being fully utilized, with a large portion of capacity dedicated to higher potential 3D reprocessing projects Ocean Bottom Services Segment  Continue to work on, and are strongly positioned for, tenders in the region

(0.51) (0.99) $(1.00) $(0.75) $(0.50) $(0.25) $- Adjusted EPS Q4-15 6 ION Financial Overview Q4-16 Summary $77 $35 $- $15 $30 $45 $60 $75 $90 Q4-15 Q4-16 Ocean Bottom E&P Ops E&P T&S Revenue $M $18 $7 $- $5 $10 $15 $20 $25 Q4-15 Adjusted EBITDA $M Q4-16 • Revenues down 54% vs Q4-15 • E&P Technology & Services down 60% • E&P Operations Optimization down 29% • No revenues from Ocean Bottom Services •Operating loss of $8M compared to $0M in Q4-15 • Decrease driven by significant decline in revenues, more than offsetting the $95M in annualized cost reductions implemented over the last two years • Adjusted EPS of $(0.99) compared to $(0.51) in Q4-15 • Adjusted EBITDA of $7M compared to $18M in Q4-15 • Adjusted EBITDA remained positive despite a significant decline in revenues, the result of savings from prior cost cutting initiatives Q4-16 $(0) $(8) $(10) $(5) $- Q4-16 Operating Loss $M Q4-15

ION Financial Overview

Cash Flow $M

	Q4-15	Q4-16	FY-15	FY-16
Net loss	$ (5.3)	$ (6.3)	$ (25.2)	$ (64.7)
Non-cash adjustments	21.4	12.9	(26.2)	58.8
Working capital	3.3	12.6	34.8	28.3
Patent litigation payment	-	(20.8)	-	(20.8)
Net cash from operations	**19.5**	**(1.7)**	**(16.5)**	**1.6**
Multi-client investment	(17.4)	(3.3)	(45.6)	(14.9)
PP&E capital expenditures	(1.6)	(0.9)	(19.2)	(1.5)
Other investing activities	-	2.7	1.3	2.7
Net cash from investing activities	**(19.0)**	**(1.5)**	**(63.5)**	**(13.6)**
Payment to repurchase bonds	-	-	-	(15.0)
Costs associated with issuance of debt	-	(0.1)	(0.1)	(6.7)
Net borrowings under revolver	-	(5.0)	-	10.0
Other financing activities	(4.0)	(2.2)	(9.4)	(9.9)
Net cash from financing activities	**(4.0)**	**(7.3)**	**(9.5)**	**(21.6)**
Effect of change on f/x	0.3	0.5	0.9	1.4
Net change in cash	**(3.3)**	**(9.9)**	**(88.7)**	**(32.3)**
Cash & cash equiv. (beg. of period)	88.2	62.5	173.6	84.9
Cash & cash equiv. (end of period)	**$ 84.9**	**$ 52.7**	**$ 84.9**	**$ 52.7**

- Generated $16M of positive cash flows in Q4-16, excluding patent litigation and repayments on revolver
- FY-16 cash flow break-even, excluding patent litigation and bond exchange payments
- Bond exchange reduced debt by 20% and extended maturities on $121M of bonds to the end of 2021
- Initiated “At-the-Market” equity program
  - Max. of $20M spread over multiple quarters
  - No shares have been sold under the program

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Summary  2016 was a tough year, but we’ve navigated it successfully – Proactive, disciplined, and creative balance sheet management – Rightsized our business to weather this severe industry downturn  Expect E&P market to start improving – Expect a modest increase in 2017 E&P spending – Expect growth in seismic spending to lag behind other oil and gas segments, especially offshore marine activity, which remains our primary focus  Expect 2017 to be a transition year for ION – As usual, we believe the first half will be softer than the back half – Past rightsizing initiatives enable us to run our business in 2017 and position ourselves for a recovery in our area of the industry in 2018 – Maintained our capabilities, our workforce and our R&D programs – we’re actively positioning ourselves to take full advantage of a more normal 2018 8

9 Q&A